Exhibit 10.20
May 8, 2020
Heidi Andersen
Re: Offer of Employment by Nextdoor, Inc.
Dear Heidi,
We believe that you will add substantially to the team at Nextdoor, Inc. (the “Company”), and contribute greatly to the success of the Company by providing the extraordinary vision and leadership abilities that you have demonstrated throughout your career. On behalf of our entire team, we look forward to your help in taking the Company to the next level and are pleased to offer you the terms of employment set forth below:
1.    Position. You will be appointed as Head of Revenue, reporting to the Company’s CEO.
2.    Compensation
(a) Base Salary. Your starting salary will be $350,000 per year (less withholding and applicable deductions). Your performance and salary will be subject to review on an annual basis. The salary will be payable in semi-monthly installments on the Company’s regular paydays and any compensation under this letter shall be subject to applicable withholdings and deductions.
(b) Target Annual Variable. You are eligible for a target annual variable payment equal to $350,000. The terms of the target annual variable will be governed by the Company’s Incentive Compensation Plan in effect at the time and attached hereto as Exhibit C.
(c) Benefits. As an employee of the Company, you will be eligible for company benefits (e.g., health insurance, 401(k), paid time off, etc.) in accordance with our policies for similarly-situated employees (which policies are subject to change from time to time).
(d) Vacation. You will be entitled to 15 days of paid vacation per year, accruing on a per paycheck basis according to the Company’s policy, subject to the accruing maximum of 180 hours of unused vacation at any time during your employment with the Company. Such vacation accrual shall be considered wages, which accrue as earned, and cannot be forfeited, even upon termination of employment, regardless of the reason for the termination. Upon termination of employment, all earned and unused vacation will be paid to you at your final rate of pay.
3.    Options. We will recommend to the Company’s Board of Directors (the “Board”) that you be granted an option (the “Option”) to purchase 476,000 shares of the Common Stock of the Company under the Company’s 2018 Equity Incentive Plan (the “Plan”). The per share exercise price of the Option will be equal to the fair market value of the Company’s Common Stock, as determined by the Board on the date of grant (the “Grant Date”). The Option will vest at the rate of 25% at the end of the first anniversary of your date of hire, and an additional 2.0833% of the original grant per full calendar month thereafter, so long as you remain employed by the Company. The Option will be subject to such additional terms and conditions as set forth in the Company’s standard form option agreement and the Plan. The vesting of the shares subject to the Option will be subject to acceleration as follows: (i) upon the closing of a Change of Control, and (ii) within 12 months after the closing of a Change of Control, if your employment with the Company is terminated without Cause or you resign for a Good Reason, then all of the remaining unvested shares subject to the Option shall immediately become vested shares, but only if you return and make effective a general release of claims in a form prescribed by the Company within sixty (60) days following your termination (the “Release Condition”).
The Option is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Board.
4.    Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment, which is attached hereto as Exhibit A. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company. You represent that your signing of this offer letter and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers. Notwithstanding anything in this Agreement to the contrary, you may engage in charitable activities and community affairs.
5.    At-Will Employment. While we look forward to a profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means your employment or other relationship can be terminated by either of us for any reason, at any time, with or without prior notice, and with or without cause. You should regard any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment or service for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and an authorized officer of the Company (other than you) and approved by the Board.
6.    Severance. In the event of your termination of service without Cause or your resignation for Good Reason, provided that you satisfy the Release Condition, you will be entitled to a lump-sum cash payment equal to three-months of your then current base salary, payable on the 61st day following the date of your termination.
7.    Definitions. For purposes of this letter, the following terms have the meanings set forth below:
“Change of Control” means (i) a sale of all or substantially all of the Company’s assets, or (ii) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company.
“Cause” for your termination will exist at any time after the happening of one or more of the following events: (i) any willful and material violation by you of any law or regulation applicable to the business of the Company or a parent or subsidiary of the Company, (ii) your conviction for, or guilty plea to, a felony or a crime involving moral turpitude or any willful perpetration by you of a common law fraud, (iii) your commission of an act of personal dishonesty which involves personal profit in connection with the Company or any other entity having a business relationship with the Company, (iv) any material breach by you of any provision of any agreement or understanding between the Company or any parent or subsidiary of the Company and you regarding the terms of your service as an employee to the Company or a parent or subsidiary of the Company, or any breach of any applicable invention assignment and confidentiality agreement or similar agreement between you and the Company, (v) your disregard of the policies or regulations of the Company or any parent or subsidiary of the Company so as to cause material loss, damage or injury to the property, reputation or employees of the Company or a parent or subsidiary of the Company, (vi) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its director, officers or employees, if the Company has requested your cooperation, or (vii) your willful and continuing failure to perform assigned duties after receiving written notification of the failure from the Company or its directors or officers.
“Good Reason” shall mean any of the following taken without your written consent and provided (a) the Company receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iii) below, written notice from you indicating the specific basis for your belief that you are entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) you terminate employment within ten (10) days following expiration of such cure period: (i) a material decrease in your annual base compensation, other than in connection with a general decrease applied to similarly-ranked executives of the Company; (ii) a requirement by the Company that you regularly work out of an office location that increases your one-way commute by more than twenty-five (25) miles based on your primary residence at the time the relocation is announced; or (iii) a material diminution in your authority, duties, or responsibilities (provided, however, that having a similar position, authority, duties or responsibilities after a Change in Control with respect to a division or line of business, rather than a substantially comparable position, authority, reporting structure, duties or responsibilities with respect to the Company’s successor or acquirer, as a whole, shall not alone be considered such a diminution and that a mere change in title, a change in the person or office to which you report shall not constitute “Good Reason”).
8.    Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office. Your anticipated start date is July 6, 2020, which shall be determined by mutual agreement between you and the Company.
9.    Background Check. This offer is contingent upon a satisfactory verification of your prior employment history, education, criminal background and/or any other necessary reference checks, and clearance of any conflicts of interest. This offer can be rescinded based upon data received in the verification.
10.    Arbitration. You and the Company agree that any dispute arising with respect to your employment shall be resolved by final and binding arbitration in accordance with the arbitration procedures described in the Arbitration Agreement, which is attached hereto as Exhibit B and which you are required to sign as a condition of employment.
11.    Successors, Binding Agreement. This Agreement shall not automatically be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation, whether or not the Company is the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation, or transfer of assets, the provisions of this Agreement shall bind and inure to the benefit of the surviving or resulting corporation, or the corporation to which such assets shall have been transferred, as the case may be.
12.    Section 409A. Any severance benefits provided in this letter shall be payable only to the extent that your termination of service constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). Notwithstanding any provision to the contrary in this letter, if you are deemed at the time of your termination of service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent delayed commencement of any portion of the benefits to which you are entitled pursuant to this letter is required in order to avoid a prohibited distributions under Section 409(a)(2)(B)(i) of the Code which would subject you to a tax obligation under Section 409A of the Code, such portion of your benefits will not be provided to you until the earlier of (a) the expiration of the six-month period measured from the date of your termination or (b) the date of your death. Upon expiration of the applicable period, all payments deferred pursuant to this section will be paid to you in a single lump sum. It is intended that all severance benefits and other payments under this letter qualify, to the greatest extent possible, for the short-term deferral exemption under Section 409A of the Code and, if that and any other exemption under Section 409A is not available, to comply with the requirements of Section 409A of the Code. To the extent any payment under this letter may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), any right to receive installment payments pursuant to this letter shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
13.    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to California’s choice of law rules.
14.    Entire Agreement. This Agreement, together with agreements referred to herein, including the Employee Invention Assignment and Confidentiality Agreement form the complete and exclusive statement of your employment agreement with the Company. Such documents supersede all prior understandings, agreements and promises, whether oral or written, between you and the Company with respect to your relationship with the Company, and can only be modified by a written agreement signed by you and by and a representative of the Company authorized to do so by the Board. No waiver of any term of this Agreement constitutes a waiver of any other term of this Agreement.
15.    Severability. In the event that a court or other trier of fact invalidates one or more terms of this Agreement, all the other terms of this Agreement shall remain valid and enforceable.
16.    Acceptance. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me. Note that this offer will expire at noon on May 11, 2019 if it is not accepted by then.
We look forward to the opportunity to welcome you to the Company,

Sincerely,

/s/ Sarah Friar
Sarah Friar, CEO

I have read and understood this offer letter and hereby acknowledge, accept, and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Heidi Andersen	Date signed:	5/10/2020
Heidi Andersen